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                                                                     EXHIBIT 8.1



                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                            Telephone (202) 347-0300



                                December 31, 1998



Board of Directors
Ocwen Asset Investment Corp.
1675 Palm Beach Lakes Boulevard
West Palm Beach, Florida 33401



Ladies and Gentlemen:



       We have acted as special counsel to Ocwen Asset Investment Corp. (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of up to $150 million aggregate principal amount of 11 1/2% Notes due 2005 (the "New Notes"), which are to be offered by the Company in exchange for $150 million aggregate principal amount of its outstanding 11 1/2% Notes due 2005 (the "Old Notes"). The New Notes are to be issued by the Company pursuant to an Indenture, dated July 14, 1998, between the Company and Norwest Bank Minnesota, National Association, as trustee thereunder (the "Indenture"), and a Registration Rights Agreement, dated July 14, 1998, between the Company and the Initial Purchasers named therein.



       We have examined the Registration Statement, including the prospectus contained therein (the "Prospectus"), and the Indenture which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.



       In such examination, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee. In addition, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.



       Based upon the foregoing, we hereby confirm to you our opinion as set forth in the Prospectus under the caption "-Certain United States Federal Income Tax Consequences of the Exchange Offer," subject to the qualifications and limitations stated therein and herein.



       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "-Certain Federal Income Tax Consequences of the Exchange Offer" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                          Very truly yours,



                                          ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                          By: /s/Gerard L. Hawkins
                                              ------------------------------
                                              Gerard L. Hawkins, a Partner